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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:  Adam C. Derbyshire             Mike Freeman
          Vice President and             Director, Investor Relations and
          Chief Financial Officer        Corporate Communications
          919 862-1000                   919 862-1000


                        SALIX PHARMACEUTICALS COMPLETES
                             $30 MILLION FINANCING

RALEIGH, NC, MAY 30, 2001 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced the completion of a private placement of 1.96 million shares of common stock to selected institutional investors. The institutional investors include Capital Research and Management Company, Essex Woodlands Health Ventures and Franklin Street Partners. Net proceeds to the Company are approximately $28 million.

With the completion of this private placement, the Company's total common stock outstanding is approximately 16 million shares, and its cash and cash equivalents are approximately $36 million. The Company intends to use the net proceeds from the placement to pursue its strategic objectives, including the expansion of its specialty gastroenterology sales force, the expansion of its rifaximin development program, and the in-licensing/acquisition of additional products.

The securities issued in the offering have not been registered under the Securities Act of 1933, as amended, and cannot be offered or sold in the United States absent registration or an applicable exemption from registration.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix's strategy is to in-license proprietary therapeutic drugs that have an existing database of positive, late-stage clinical data; complete the development and regulatory submission of these products;
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and market them through the Company's gastroenterology specialty sales force.
Salix's lead product is COLAZAL(TM), an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. The Company launched the product in the U.S. through its specialty sales force in January 2001. Salix's follow-on product candidate is rifaximin, currently in development for the potential treatment of infections of the lower gastrointestinal tract. The Company currently intends to submit an NDA for rifaximin for the treatment of infectious diarrhea to the U.S. FDA in late 2001. Salix trades on the Nasdaq National Market under the ticker symbol "SLXP."

For more information please contact the Company at 919-862-1000 or visit our web site at www.salixpharm.com.
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   Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include the risks of clinical trials and regulatory review, market acceptance of our products, and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.